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                                                                   Exhibit 10.10

                           MEMORANDUM OF UNDERSTANDING

                            CHARITABLE GIFT AGREEMENT

     This Charitable Gift Agreement ("Agreement") is made as of June 7, 1999 between Advanced Engine Technologies, Inc. ("AET"), UC Riverside Foundation ("Foundation") and the Regents of the University of California ("UC") with reference to the following facts:

     A. The Foundation and UC are operated for educational purposes and are organizations described in Section 501(c)(3) of the Internal Revenue Code ("Code"); the Foundation and UC are not private foundations as described under IRS Code Section 509(a).

     B. Bourns College of Engineering has established the College of Engineering Center for Environmental Research and Technology ("CE-CERT") as a division of the College which is supported by the University of California, Riverside ("UCR") and by contract and grants awarded from various external funding agencies. From the establishment of its initial endowment, CE-CERT's funding has increased and will continue to increase as a result of gifts from additional private sources and contracts and grants from funding entitles and agencies.

     C. AET wishes to make a substantial gift to the Foundation for the purpose of creating an endowment which will provide financial resources to CE-CERT at the UC Riverside campus for collaborative research on the development of advanced engine technologies for future applications. Furthermore, AET wishes to have the gift used to help match the Challenge Grant established by Ford Motor Company as well as to encourage other private funding sources to support CE-CERT.

     D. The Foundation and UC wish to accept the gift from AET on the terms and conditions set forth in this Agreement.

     THEREFORE, AET, the Foundation, and UC agree as follows:

     1. The above facts, to wit: A., B., C., D., are hereby incorporated by this reference as though set forth in full at this point.

     2. AET pledges to give to the Foundation marketable securities in the agreement amount of 1,000,000 shares of common stock of the company restricted under Rule 144 ("Gift Funds"), currently publicly traded at $7 1/4 a share on June 4, 1999. The Gift Funds will be donated to the Foundation as follows:

          a. One fifth of the agreement amount, a total of 200,000 shares of stock, on June 8, 1999.

          b. The remaining marketable securities to be donated in four annual installments of not less than 200,000 each, commencing on June 7, 2000, in marketable securities having a fair market value on the dates of the gifts.

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     3.   The Gift Funds shall be used to establish an endowed fund managed by the Foundation. When the fair market value of the funds donated reaches $1,000,000, the following conditions will apply:

          a. The income from the endowed fund which shall be made available to UCR for the benefit and support of CE-CERT, including but not limited to, the following uses and purposes, pending approval by appropriate University officials:

               1) To designate Advanced Engine Technologies as "Sustaining Benefactor" in a prominent location in the temporary facility and letter in any permanent facility. Such recognition shall be prominently displayed within the CE-CERT facility and such recognition will continue to be used in perpetuity irrespective of the location of CE-CERT. Publicity and publications listing supporters of CE-CERT will refer to the name set forth in this paragraph in perpetuity.

          b. When the fair market value of the funds donated reaches $2,000,000, the following conditions will apply:

               1) To establish an endowed chair in engineering at a level determined by UCR. The Chair will be named in perpetuity "Advanced Engine Technologies Chair in Engineering."

          c. When the fair market value of the funds donated reaches $3,500,000, the following conditions will apply:

               1) To establish an endowed scholarship in engineering at a level determined by UCR. The scholarship will be named in perpetuity "Advanced Engine Technologies Scholarship."

               2) To establish an endowed graduate fellowship in engineering at a level determined by UCR. The fellowship will be named in perpetuity "Advanced Engine Technologies Fellowship."

          d. When the fair market value of the funds donated reaches $4,000,000, the following conditions will apply:

               1) To establish an endowed postdoctoral fellowship in engineering at a level determined by UCR. The Chair will be named in perpetuity "Advanced Engine Technologies Postdoctoral Fellowship."

          e. When the fair market value of the funds donated reaches $5,000,000 or more, the following conditions will apply:

               1) To name a physical area in the temporary facility and in any permanent facility in perpetuity "Advanced Engine Technologies Engine Research Laboratory." Such name shall be prominently displayed within the CE-CERT facility and such name will continue to be used in perpetuity irrespective of the location of CE-CERT. All publicity will refer to the laboratory by the name set forth in this paragraph in perpetuity.

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     4.   The Foundation and UC each represents and warrants respectively as follows:

          a. That it is a non-profit organizations duly organized, validly existing, and in good standing under and pursuant to the laws of the State of California.

          b. That it is exempt from taxation under Section 501(e)(3) of the Code, and that it is not private foundations under Section 509(a) of the Code. UC is exempt as a State institution and under
               Section 501(e)(3).

          c. Until all of the marketable securities are paid to the Foundation, the Foundation or UC respectively agree to inform Advanced Engine Technologies immediately of material alterations in the Foundation's or the UC's organization, structure or activities, or of any change, either anticipated or actual, which may adversely affect its income tax exempt status as represented in this Agreement.

          d. Until all of the marketable securities are paid to the Foundation, Advanced Engine Technologies agrees to inform the Foundation immediately of material alterations in the company's organization or of any change, either anticipated or actual, which may adversely affect its status as a publicly traded company with marketable securities as represented in this Agreement.

     5. We understand that an administrative fee shall be assessed in accordance with UCR policy on administrative fees. We further understand that the principal of the Fund may be combined with other funds for investment purposes.

     6. If, in the judgment of the Chancellor, the designated use of expendable Fund distribution is impossible, then the Chancellor may use the Fund distribution of further the objectives and purposes of UCR, as he/she determines to be consistent with Advanced Engine Technologies interests and intentions.

     7. This Agreement shall be binding on, and shall inure to the benefit of, Advanced Engine Technologies, the Foundation, UC and their respective successors in interest.

     8. All notices, request, demands and other communications under this Agreement shall be in writing and shall e addressed as follows.

     TO:  Advanced Engine Technologies, Inc.
          9909 Osuna Rd. NE
          Albuquerque, NM  87111

          cc:  M. Neil Cummings & Associates
               1800 Avenue of the Stars, Suite 1000
               Los Angeles, CA 90067

     TO:  UC Riverside Foundation
          257 Highlander Hall
          University of California, Riverside
          Riverside, CA 92521

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     TO:  Chancellor Raymond Orbach
          4148 Hinderaker Hall
          University of California, Riverside
          Riverside, CA  92521

     Any or party or representative may change his, her, or its address for purposes of this paragraph by giving the other parties and representatives written notice of the new address in the manner set forth above.

     9. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed in California.

     The parties of this Agreement have duly executed it as of the day and year first above written.

          Advanced Engine Technologies, Inc.



     By: /s/ Murray J. Bailey
        --------------------------------------------------
             Murray J. Bailey



             UC Riverside Foundation and UC Regents



     By: /s/ Raymond L. Orbach
        -----------------------------------------
             Raymond L. Orbach, Chancellor

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